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                                                                    EXHIBIT 99.1



                         WEATHERFORD CLOSES DAILEY DEAL


HOUSTON, Aug. 31, 1999 -- Weatherford International, Inc. (NYSE: WFT) today announced that it has completed its acquisition of Dailey International, Inc.

Under the terms of the acquisition, Weatherford will issue a total of approximately 4,267,640 shares of Common Stock to the Dailey noteholders and stockholders. Of the total number shares issued, Weatherford will issue approximately 3,985,900 shares to the Dailey noteholders and approximately 281,740 shares to the Dailey common stockholders. The total number of Weatherford shares issued was based upon a market value of $35.49375 per Weatherford share. In addition, Weatherford, which held approximately 24 percent of the outstanding Dailey notes, will receive approximately 1,226,285 shares of its own common stock to be retained as treasury shares.

Dailey International is a leading provider of specialty drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide.

Houston-based Weatherford International, Inc. is one of the largest global providers of engineered products and services to the drilling and production sectors of the oil and gas industry.

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Contact:
Don Galletly   (713) 693-4148